EXHIBIT 99.1
                                         FOR RELEASE:  OCTOBER 29, 2001

FirstEnergy Corp.                        GPU, Inc.
76 South Main Street                     P.O. Box 1911
Akron, OH  44308                         300 Madison Ave.
www.firstenergycorp.com                  Morristown, NJ  07962
                                         www.gpu.com

News Media Contact:
Ralph J. DiNicola
(330) 384-5939

Investor Contact:                        Investor Contact:
Kurt E. Turosky                          Joanne Barbieri
(330) 384-5500                           (973) 401-8720



              NOTICE TO GPU SHAREHOLDERS OF EXCHANGE RATIO
                         AND ELECTION DEADLINE
                   SEC Approves FirstEnergy Merger

          H. Peter Burg, FirstEnergy Corp. chairman and chief executive officer, announced that today's approval by the U. S. Securities and Exchange Commission (SEC) completes the regulatory approval process for the merger of Akron, Ohio-based FirstEnergy (NYSE: FE) and Morristown, New Jersey-based GPU, Inc., and that FirstEnergy will begin combined operations of both companies on November 7.

          "We are pleased to have completed the complex approval process and now look forward to providing the many benefits of our merger to customers, shareholders and employees," said Mr. Burg. "As the nation's fourth largest investor-owned electric system, FirstEnergy will be even better positioned to provide customers with reliable and affordable electricity and a variety of energy-related services, to enhance the value of our shareholders' investment, and to offer expanded career opportunities for more employees than would have otherwise been possible."

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          Under the terms of the Merger Agreement, GPU shareholders may elect to receive, for each share of GPU common stock that they own, either $36.50 in cash or shares of FirstEnergy common stock. The number of FirstEnergy shares that a GPU shareholder will receive in exchange for a GPU share depends upon the average closing price of FirstEnergy common stock over a pre-determined 20-day trading period, but is limited to
1.2318 shares if that average price is $29.6313 or higher. With the November 7, 2001, merger effective date, the 20-day trading period ended on October 29, 2001, and resulted in an average closing price of $35.67. Consequently, GPU shareholders electing FirstEnergy shares will receive
1.2318 shares of FirstEnergy common stock for each share of GPU common stock that they own. The elections by GPU shareholders are subject to proration if the total elections would result in more than one-half of the GPU common stock being exchanged for either cash or FirstEnergy shares. As a result, GPU shareholders may receive a combination of cash or shares of FirstEnergy common stock different from their election.

          The forms of election of GPU shareholders must be received by the Exchange Agent, Mellon Investor Services, by the election deadline, which is 5 p.m., New York City time, on November 6, 2001. If shareholders fail to submit their forms of election by the election deadline, they lose their right to make an election, and the type of merger consideration they will receive - either cash or FirstEnergy shares or both - will be determined under the provisions of the Merger Agreement. Any questions regarding the merger exchange process should be directed to the Exchange Agent, Mellon Investor Services, at 1-800-279-1228.

          The merger received nine regulatory approvals in addition to that of the SEC, including the Federal Energy Regulatory Commission and Nuclear Regulatory Commission in March, New York State Public Service Commission in April, Pennsylvania Public Utility Commission in June, and New Jersey Board of Public

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Utilities in September.  In November 2000, both companies' shareholders overwhelmingly approved the merger, which was announced on August 8, 2000.

          FirstEnergy, which will be a registered utility holding company headquartered in Akron, Ohio, will continue trading its common stock on the New York Stock Exchange under the ticker symbol FE. Its various subsidiaries will have annual revenues of more than $12 billion, and electric sales of approximately 124 billion kilowatt-hours. Its seven electric utility operating companies - Ohio Edison, The Illuminating Company, Toledo Edison, Metropolitan Edison, Pennsylvania Electric, Pennsylvania Power, and Jersey Central Power & Light - serve 4.3 million customers in a 36,100-square-mile service area that stretches from the Ohio-Indiana border to the New Jersey shore.

          FirstEnergy subsidiaries and affiliates provide a wide range of energy and energy-related products and services, including the generation and sale of electricity; exploration and production of oil and natural gas; transmission and marketing of natural gas; mechanical and electrical contracting and construction; energy management; telecommunications; and e-commerce.

                               (102901)
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